Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS THIRD QUARTER 2019 RESULTS

EAST HANOVER, NJ – (                      ) – November 12, 2019 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business applications and IT services, today announced its third quarter results for the three and nine months ended September 30, 2019.

Financial Highlights for Three Months Ended September 30, 2019 Compared to Three Months Ended September 30, 2018:

●	Revenues increased to $10,107,865, increasing 0.4% from $10,063,234.

●	Software sales increased 28.2% to $1,867,971 from $1,456,658.

●	Services revenues totaled $8,239,894, decreasing 4.3% from $8,606,576.

●	Net income was $7,668,841, or $1.70 earnings per basic and diluted share, compared to net income of $170,932 or $ 0.04 earnings per basic and diluted share.

Financial Highlights for the Nine Months Ended September 30, 2019 Compared to the Nine Months Ended September 30, 2018:

●	Total revenues rose 7.2% to $28,534,596 from $26,622,162.

●	Software sales were $4,898,886 up 22.8% from $3,989,130.

●	Services revenues increased 4.4% to $23,635,710 from $22,633,032.

●	Net income totaled $7,761,987, or $1.73 per basic and diluted share, increasing from net income of $246,537, or $0.05 per basic and diluted share.

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As of September 30, 2019, the Company had $10,721,629 in cash and cash equivalents (plus an additional $1,150,000 held in escrow related to the sale of Mapadoc); $2,692,052 in accounts receivable; long term debt of $865,901, (excluding financial lease obligations and operating lease liabilities), and total stockholders’ equity of $12,109,657.

For more details on SilverSun’s third quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “The financial results reflect the sale of our Mapadoc EDI division on August 26, 2019 for $11,500,000, which resulted in a gain of $10,144,287 to the Company. The transaction was a historic one for the Company, and gives us the financial wherewithal to further contemplate some significant transactions. We have engaged an investment bank to assist us in evaluating potential strategies and corporate finance activities to further enhance our business and to maximize shareholder value. The actions under consideration, which are illustrative and not exhaustive, include a stock buyback, a special dividend, acquisitions and/or mergers. The Company has already announced this past October a $2 million stock buyback program, and we will continue to pursue all other avenues which could increase shareholder value.”

“We are focused on increasing our monthly recurring revenue (“MRR”), and on increasing recurring revenue as a percentage of total revenue. Our acquisition criteria are built around this focus, and include business segments such as managed IT services, application hosting, software resellers, and independent software vendors in such areas as human capital management, regulatory technology, internet of things, cybersecurity, and logistics, among others.”

“Operationally, the third quarter was solid although uneven for the Company. Total revenue was up 0.4% year over year, despite having a contribution from Mapadoc for only 57 days in the quarter, versus the full 90 days in 2018. Software sales were robust, increasing 28.2% year over year, while service revenue was down 4.3% year over year. We attribute the decrease in service revenue to delays in consulting projects.”

Meller concluded, “We are well positioned to continue to aggressively grow our business, and we look forward to continuing to deliver positive news and results in the coming months.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network managed services practice that provides cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com